UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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IDEX CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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1925 West Field Court, Suite 200

Lake Forest, IL 60045

March 7, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation which will be held on Tuesday, April 10, 2012, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1905 West Field Court, Lake Forest, Illinois 60045.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company’s 2011 Annual Report. We encourage you to read the Annual Report. It includes information on the Company’s operations, markets, products and services, as well as the Company’s audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the accompanying proxy card in the enclosed envelope. Alternatively, you can vote over the telephone or the Internet as described on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

ANDREW K. SILVERNAIL

Chairman of the Board, President and

Chief Executive Officer

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 10, 2012

To the Stockholders:

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Tuesday, April 10, 2012, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1905 West Field Court, Lake Forest, Illinois 60045, for the following purposes:

1.	To elect two directors for a term of three years.

2.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

4.	To transact such other business as may properly come before the meeting.

The Board of Directors fixed the close of business on February 17, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

You may obtain directions to the location of the Annual Meeting by visiting our website at www.idexcorp.com.

By Order of the Board of Directors

FRANK J. NOTARO

Vice President - General Counsel and Secretary

March 7, 2012

Lake Forest, Illinois

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 10, 2012

The Proxy Statement and 2011 Annual Report of IDEX Corporation are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

PROXY STATEMENT

IDEX Corporation (the Company or IDEX) has prepared this Proxy Statement in connection with the solicitation by the Company’s Board of Directors of proxies for the Annual Meeting of Stockholders to be held on Tuesday, April 10, 2012, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1905 West Field Court, Lake Forest, Illinois 60045. The Company commenced distribution of this Proxy Statement and the accompanying materials on March 7, 2012.

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company’s Board of Directors. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. These solicitations may be made by personal interview, telephone, email or facsimile transmission. The Company has made arrangements with brokerage firms and other record holders of the Company’s Common Stock for the forwarding of proxy solicitation materials to the beneficial owners of that stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work. In addition, the Company has engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $6,000, plus out-of-pocket expenses.

VOTING AT THE MEETING

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken as of the close of business on February 17, 2012, and each stockholder will be entitled to vote at the meeting any shares of the Company’s Common Stock held of record on that date. 83,804,606 shares of the Company’s Common Stock were outstanding at the close of business on February 17, 2012. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of the Company’s Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The following sets forth the voting procedures for each proposal at the Annual Meeting:

Proposal 1 — Election of Directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. Directions to withhold authority, abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2 — Advisory Vote on Executive Compensation. Approval of the compensation of the Company’s named executive officers will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

Proposal 3 — Ratification of Auditors. Approval of ratification of the auditors will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope, or vote by telephone or over the Internet as described on the proxy card. If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company’s nominees as directors, FOR approval of the compensation of the Company’s named executive officers, FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing prior to the meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet. The Company requests that all such written notices of revocation to the Company be addressed to Frank J. Notaro, Vice President - General Counsel and Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, IL 60045.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of nine members, three of whom are Class II directors whose terms will expire at this year’s Annual Meeting, three of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2013, and three of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2014. Mr. Hermance who is currently serving as a Class II director will not stand for election this year. As a result, the Board of Directors will be reduced to eight members at this year’s Annual Meeting.

The Company’s Board of Directors has nominated two individuals for election as Class II directors to serve for a three-year term expiring at the Annual Meeting to be held in 2015, or upon the election and qualification of their successors. The nominees of the Board of Directors are William M. Cook and Michael T. Tokarz. Messrs. Cook and Tokarz are currently serving as directors of the Company. The nominees and the directors serving in Class III and Class I whose terms expire in future years and who will serve or continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that lead to the conclusion they should serve as a director.

If for any reason any of the nominees for a Class II directorship are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

The Company’s Board of Directors Recommends a Vote FOR

the Nominees in Class II Identified Below.

Nominees for Election

Class II: Nominees for Three-Year Term

WILLIAM M. COOK	Director since April 2008
Chairman, President and Chief Executive Officer	Age 58
Donaldson Company, Incorporated

Mr. Cook has been Chairman, President and Chief Executive Officer of Donaldson Company, Incorporated since prior to 2007. Mr. Cook is a director of Donaldson Company, Incorporated and Valspar Corporation.

Mr. Cook’s strong business and organizational leadership skills and his relevant experience in technological industries led to the conclusion that he should serve on IDEX’s Board of Directors. Mr. Cook is a 31-year veteran of Donaldson, a technology-driven global company that manufactures filtration systems designed to remove contaminants from air and liquids. Throughout his career at Donaldson, Mr. Cook has served in several senior executive positions, and was elected as a director in 2004. Mr. Cook received a bachelor of science degree in business administration and a master of business administration degree from Virginia Polytechnic Institute and State University.

Mr. Cook is the Chairman of the Audit Committee of the Board of Directors.

MICHAEL T. TOKARZ	Director since September 1987
Member	Age 62
The Tokarz Group L.L.C.

Mr. Tokarz has been a member of The Tokarz Group L.L.C. since prior to 2007. Mr. Tokarz is a director of CNO Financial Group, MVC Capital, Inc., Walter Investment Management Corp., Walter Energy, Inc., and Mueller Water Products, Inc.

Mr. Tokarz’s knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his extensive board experience, his corporate governance training and his prominent position in the business community led to the conclusion that he should serve on IDEX’s Board of Directors. Mr. Tokarz is a senior investment professional with over 30 years of lending and investment experience. He has extensive experience in leveraged buyouts, financings, restructurings and dispositions. He is currently the Chairman of The Tokarz Group L.L.C., a private, New York-based merchant bank founded by Mr. Tokarz in 2002, and Chairman and Portfolio Manager of MVC Capital, Inc., a registered investment company advised by The Tokarz Group. Mr. Tokarz has served on the boards of publicly traded companies for over 20 years. Through his executive experience and board memberships, Mr. Tokarz has acquired substantial experience in corporate governance. Mr. Tokarz chairs the board of directors of the Illinois Emerging Technologies Fund and is a member of the Illinois VENTURES board of managers. Mr. Tokarz received a bachelor of arts degree in economics, with high distinction, and a master of business administration degree from the University of Illinois at Urbana-Champaign. Mr. Tokarz is a certified public accountant.

Mr. Tokarz is Chairman of the Compensation Committee of the Board of Directors and a member of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Tokarz was appointed Lead Director of the Board of Directors effective January 1, 2012.

Other Incumbent Directors

Class III: Three-Year Term Expires in 2013

RUBY R. CHANDY	Director since April 2006
Managing Director, Vice President	Age 50
Dow Plastics Additives

Ms. Chandy has been Managing Director, Vice President of Dow Plastics Additives, a unit of The Dow Chemical Company, since 2011. From 2010 to 2011, Ms. Chandy served as Chief Marketing Officer of The Dow Chemical Company. Ms. Chandy served as Chief Marketing Officer for Rohm and Hass Company from 2007 to 2009.

Ms. Chandy’s marketing skills, her executive management experience, her relevant experience in life science and technological industries and her extensive engineering and management education led to the conclusion that she should serve on IDEX’s Board of Directors. Ms. Chandy has been working for scientific and engineering organizations since 1992, including Thermo Fisher Scientific, Boston Scientific Corporation, Millipore Corporation and Rohm and Haas Company. Throughout her career, Ms. Chandy has held general management and marketing leadership roles. Ms. Chandy received a bachelor of science degree in material science and engineering from Massachusetts Institute of Technology (MIT), a master of science degree in materials science and engineering from Northwestern University, and a master of business administration degree from Sloan School of Management at MIT.

Ms. Chandy is a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board of Directors.

ERNEST J. MROZEK	Director since July 2010
Retired Vice Chairman and Chief Financial Officer	Age 58
The ServiceMaster Company

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company from November 2006 to his retirement in March 2008. Mr. Mrozek is a director of G&K Services, Inc.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on IDEX’s Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, a residential and commercial service company, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions. Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies. Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant. Mr. Mrozek also serves on the boards of various not-for-profit organizations and charitable causes.

Mr. Mrozek is a member of the Audit Committee of the Board of Directors.

LIVINGSTON L. SATTERTHWAITE	Director since April 2011
President	Age 51
Cummins Power Generation Division

Mr. Satterthwaite has been President of Cummins Power Generation, a unit of Cummins, Inc., since June 2008. From prior to 2007 to 2008, Mr. Satterthwaite held the position of Vice President, Generator Set Business at Cummins Power Generation.

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on IDEX’s Board of Directors. Since joining Cummins Inc. in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins Inc., including 14 years in managerial and sales positions in the United Kingdom and Singapore. Prior to joining Cummins Inc., Mr. Satterthwaite spent four years at Schlumberger Limited, an oilfield services provider, as a General Field Engineer. Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a masters in business administration degree from Stanford University.

Mr. Satterthwaite is a member of the Audit Committee of the Board of Directors.

Class I: Three-Year Term Expires in 2014

BRADLEY J. BELL	Director since June 2001
Retired Executive Vice President and Chief Financial Officer	Age 59
Nalco Company

Mr. Bell served as Executive Vice President and Chief Financial Officer of Nalco Company from prior to 2007 until his retirement in 2010. Mr. Bell is a director of Compass Minerals International, Inc.

Mr. Bell’s business leadership skills, his knowledge of technology and manufacturing industries, his financial reporting expertise and his corporate governance and executive compensation experience led to the conclusion that he should serve on IDEX’s Board of Directors. For over seven years, Mr. Bell served as executive vice president and chief financial officer of Nalco Company. In addition, Mr. Bell has over 30 years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed valuable financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. Mr. Bell has a long career in corporate finance, including more than 12 years of experience as chief financial officer of a publicly traded company, during which he obtained significant financial management and reporting expertise. He has held directorships at publicly traded companies for over 20 years, including positions as chairs of audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired substantial training and experience in corporate governance and executive compensation. Mr. Bell received a bachelor of science degree in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University.

Mr. Bell is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board of Directors.

ANDREW K. SILVERNAIL	Director since August 2011
Chairman of the Board, President and Chief Executive Officer	Age 41
IDEX Corporation

Mr. Silvernail was appointed Chairman of the Board by the Board of Directors effective January 1, 2012. Mr. Silvernail has been President and Chief Executive Officer and a director of the Company since August 10, 2011. Prior to his appointment as President and Chief Executive Officer, Mr. Silvernail served since January 2011 as Vice President Group Executive of Health & Science Technologies, Global Dispensing and Fire & Safety/Diversified Products. From February 2010 to December 2010, Mr. Silvernail was IDEX’s Vice President Group Executive of Health & Sciences Technologies and Global Dispensing. Mr. Silvernail joined IDEX in January 2009 as Vice President Group Executive of Health & Science Technologies. Prior to joining IDEX, Mr. Silvernail served as Group President at Rexnord Industries, Inc. from April 2007 to August 2008, and Division President at Rexnord from April 2005 to April 2007.

Mr. Silvernail’s relevant experience with engineering and technology industries in general, together with his extensive management experience led to the conclusion that he should serve on IDEX’s Board of Directors. Mr. Silvernail received his bachelor of science degree from Dartmouth College and his masters of business administration degree from Harvard University.

GREGORY F. MILZCIK	Director since April 2008
President and Chief Executive Officer	Age 52
Barnes Group Inc.

Mr. Milzcik has been President and Chief Executive Officer of Barnes Group Inc. since prior to 2007. Mr. Milzcik is a director of Barnes Group Inc.

Mr. Milzcik’s business leadership skills, his relevant experience in industrial manufacturing, his corporate governance and executive compensation training and his extensive technical and management education led to the conclusion that he should serve on IDEX’s Board of Directors. Through his executive experience at Barnes Group Inc., Mr. Milzcik obtained a unique understanding of the industrial manufacturing business environment and gained exposure to and familiarity with IDEX’s customer base. In addition, Mr. Milzcik gained experience with international commerce, government contracting, complex project management, intellectual property management and industry cyclicality, which enrich his perspective as a director of the Company. Mr. Milzcik has acquired substantial training in corporate governance and executive compensation through his executive experience, board memberships and attendance at the Harvard Directors College, Stanford Directors College and ODX/Columbia Director Education Program and has been named a Board Leadership Fellow by the National Association of Corporate Directors. Mr. Milzcik received a bachelor of science degree in applied science and technology from Thomas Edison State College, a master’s degree in management and administration from Cambridge College, a certificate of graduate studies in administration and management from Harvard University and a doctorate from Case Western Reserve University, with research focusing on management systems in cyclical markets. Mr. Milzcik is a Certified Manufacturing Engineer through the Society of Manufacturing Engineers, and has a FAA Airframe and Power Plant License.

Mr. Milzcik is a member of the Compensation Committee of the Board of Directors.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Committees

The Board of Directors has the ultimate authority for the management of the Company’s business. In February 2012, the Board affirmed the Company’s Corporate Governance Guidelines which, along with the charters of the Board committees, the Company’s Code of Business Conduct and Ethics, and Standards for Director Independence, provide the framework for the governance of the Company. The Company’s Corporate Governance Guidelines address matters such as composition, size and retirement age of the Board, Board membership criteria, the role and responsibilities of the Board, director compensation, share ownership guidelines, and the frequency of Board meetings (including meetings to be held without the presence of management). The Company’s Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors. Copies of the current Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and Standards for Director Independence are available under the Investor Relations links on the Company’s website at www.idexcorp.com.

The Board selects the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers, and monitors their performance. Without limiting the generality of the foregoing, the Board of Directors oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives. When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk. In addition, while the Board of Directors has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

The Company’s By-laws permit the Board to select its Chairman in the manner it determines to be most appropriate for the Company. The Company’s Corporate Governance Guidelines provide that, if the Chairman of the Board is not the Chief Executive Officer, and is an independent director, there shall be no Lead Director. If the Chairman of the Board is the Chief Executive Officer or is not an independent director, the independent directors shall elect an independent Lead Director. In connection with Mr. Silvernail’s appointment as Chairman effective January 1, 2012, the Board appointed Michael T. Tokarz as Lead Director. The responsibilities of the Lead Director include:

•	Coordinating the activities of the independent directors;

•	Reviewing the Board meeting agendas and providing the Chairman with input on the agendas;

•	Preparing the agendas for executive session of the independent directors and chairing those sessions;

•	Facilitating communications between the Chairman and other members of the Board; and

•	Coordinating the performance evaluation of the Chief Executive Officer.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. The Chairman (if independent) or Lead Director (if the Chairman is not independent) generally presides at these non-management executive sessions. During 2011, the Board held seven meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having the CEO also serve as Chairman of the Board.

Our Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to oversee discussion on business and strategic issues. Coupled with the existence of a Lead Director and regular executive sessions of the non-management directors, this structure provides independent oversight, including risk oversight, while facilitating the exercise of the Board’s responsibilities.

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations, and are available on the Company’s website as described above. The Board has affirmatively determined, based on these standards, that the following directors, two of whom are standing for election to the Board, are independent: Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Mrozek, Satterthwaite and Tokarz. Mr. Hermance who is currently serving as a Class II director is not standing for election this year. The Board has determined that Mr. Silvernail is not independent. Mr. Silvernail is the President and Chief Executive Officer of the Company. The Board has also determined that all Board standing committees are composed entirely of independent directors.

Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company’s By-laws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and listing standards. There are three standing committees of the Board: the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. Each committee has a written charter that is available on the Company’s website as described above.

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to: develop and recommend to the Board corporate governance principles and a code of business conduct and ethics; develop and recommend criteria for selecting new directors; identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend to the Board such individuals as nominees to the Board for its approval; screen and recommend to the Board individuals qualified to become Chief Executive Officer and any other senior officer whom the committee may wish to approve; and oversee evaluations of the Board, individual Board members and Board committees. The members of the Nominating and Corporate Governance Committee are Mr. Bell, Ms. Chandy and Mr. Tokarz. During 2011, the Nominating and Corporate Governance Committee held two meetings.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2013 ANNUAL MEETING. Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

The Nominating and Corporate Governance Committee selects nominees for the Board who demonstrate the following qualities:

Experience (in one or more of the following):

•	high-level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company; and

•	ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board are identified and considered based on the qualities described above, without regard to race, color, religion, sex, ancestry, national origin or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate suitable to be a director. The Committee may also ask the candidate to meet with other members of the Board. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of the Company’s financial reporting process and systems of internal control regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent registered public accounting firm and monitor the performance of the Company’s internal audit function; hire and fire the Company’s independent registered public accounting firm and approve any audit and non-audit work performed by the independent registered public accounting firm; provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors; prepare the report that the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement; and administer the Company’s Related Person Transactions Policy (see Transactions With Related Persons). The members of the Audit Committee are Ms. Chandy and Messrs. Cook, Mrozek and Satterthwaite. The Board of Directors has determined that each of Messrs. Cook and Mrozek is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission. During 2011, the Audit Committee held 10 meetings.

The Compensation Committee’s primary duties and responsibilities are to: establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy; establish the compensation of the Chief Executive Officer and other senior officers of the Company; develop and recommend to the Board of Directors compensation for the Board; and prepare the compensation committee report the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement. The members of the Compensation Committee are Messrs. Bell, Hermance, Milzcik and Tokarz. Mr. Hermance who is currently serving as a Class II director is not standing for election this year. During 2011, the Compensation Committee held six meetings.

During 2011, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the Annual Meeting of Stockholders but has no formal policy with respect to that attendance. All of the directors attended the 2011 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Bell, Hermance, Milzcik and Tokarz served as the members of the Compensation Committee. Neither Mr. Bell, Mr. Hermance, Mr. Milzcik nor Mr. Tokarz (i) was an officer or employee of the Company or any of its subsidiaries during 2011, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

Transactions with Related Persons

The Board of Directors has adopted a written Related Person Transactions Policy regarding the review, approval and ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is a director or immediate family member of a director, that director will not be included in the deliberations. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company.

Compensation of Directors

The objectives for our non-management director compensation program are to attract highly-qualified individuals to serve on our board of directors and align our directors’ interests with the interests of our stockholders. The Compensation Committee reviews the program at least annually to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. From time to time, the Compensation Committee, with the assistance of TowersWatson, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay is the peer group of companies used to benchmark executive compensation. See “Market Benchmarking” under EXECUTIVE COMPENSATION. Market composite data derived from pay surveys available to Towers Watson and directly to the Company is also used.

Our non-management director compensation for 2011 was based on the following:

Annual Retainer and Meeting Fees	$60,000
Committee Chair Retainer
Audit Committee	10,000
Compensation Committee	7,000
Nominating and Corporate Governance Committee	7,000
Value of Equity Grants Upon Initial Election to the Board	112,500
Stock Options	50% of Value
Restricted Stock	50% of Value
Value of Annual Equity Grants	75,000
Stock Options	50% of Value
Restricted Stock	50% of Value

For 2012, annual retainer and meeting fees were increased to $65,000. Equity compensation was increased to $127,500 upon initial election to the Board, and $85,000 annually. Committee Chair retainers were increased as follows: Audit Committee — $15,000; Compensation Committee — $10,000; and Nominating and Governance Committee — $8,000. Additionally, Lead Director annual compensation was set at $30,000, to be paid 50% in cash and 50% in equity.

Equity grants upon initial election to the Board of Directors are made on the date of appointment. Annual equity grants are made on the first regularly scheduled meeting of the Board of Directors held each year. All grants are structured to provide approximately 50% of the expected value in the form of stock options and 50% of the expected value in the form of restricted stock awards, and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan). The exercise price of each option is equal to the closing price of the Company’s Common Stock on the trading day the option is granted. The options become exercisable one year following their date of grant. The restricted stock vests in full on the earlier of the third anniversary of the grant, failure of the director to be re-elected to the Board, or a change in control. The restricted stock is non-transferable until the recipient is no longer serving as a director, and is subject to forfeiture if the director terminates service as a director for reasons other than death, disability or retirement prior to vesting.

Under the Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation, as of the date their compensation would otherwise be payable. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly elected directors have up to 30 days to elect to defer future fees. All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate (AFR) as of the first business day of November. In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market” rates were earned on deferred amounts in 2011. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years, and to begin receiving distributions either at termination of Board service or at a future specified date. If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. Messrs. Satterthwaite and Tokarz currently defer all of their director fees into the Directors Deferred Compensation Plan.

Outside directors are subject to stock ownership guidelines. Outside directors must comply with the guidelines within five years of their initial election to the Board. The guidelines dictate that all outside directors must purchase or acquire the Company’s Common Stock having an aggregate value at the time of purchase or acquisition equal to three times the annual retainer in effect upon their election to the Board. As of December 31, 2011, all directors either complied with the ownership guidelines or were proceeding towards meeting the ownership guidelines within the applicable five-year period.

The following table summarizes the total compensation earned in 2011 for the Company’s non-management directors. Neil Springer served as a director from January 1, 2011 until his retirement on April 5, 2011. He received $15,000 for his services as a director. Lawrence Kingsley served as a non-management director from October 3, 2011 until December 31, 2011. He received a lump-sum payment of $75,000 on December 31, 2011 for such services. Mr. Kingsley’s compensation for 2011, for both his service as the Chief Executive Officer and as a director, is reported in the Summary Compensation Table below. Mr. Silvernail receives no additional compensation for his service as a director.

2011 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total
Bradley J. Bell	$67,000	$37,618	$33,995	$138,613
Ruby R. Chandy	60,000	37,618	33,995	131,613
William M. Cook	70,000	37,618	33,995	141,613
Frank S. Hermance	60,000	37,618	33,995	131,613
Gregory F. Milzcik	60,000	37,618	33,995	131,613
Ernest J. Mrozek	60,000	37,618	33,995	131,613
Livingston Satterthwaite	45,000	56,450	56,238	157,688
Michael T. Tokarz	67,000	37,618	33,995	138,613

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, assuming no forfeitures.

(2)	The following table provides information on the restricted stock and stock option awards held by the Company’s non-management directors and the value of those awards as of December 30, 2011. All outstanding awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(b)	Market Value of Shares or Units of Stock that Have Not Vested(c)
Name	Exercisable(a)	Unexercisable(a)
Bradley J. Bell	6,750	0	$25.70	02/02/2015	2,815	$104,465
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	4,080	0	30.32	02/23/2020
	0	3,190	40.89	02/22/2021
Ruby R. Chandy	5,063	0	34.18	04/04/2016	2,815	104,465
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	4,080	0	30.32	02/23/2020
	0	3,190	40.89	02/22/2021
William M. Cook	3,375	0	32.95	04/08/2018	2,815	104,465
	2,250	0	19.98	02/24/2019
	4,080	0	30.82	02/23/2020
	0	3,190	40.89	02/22/2021
Frank S. Hermance	15,188	0	18.39	01/02/2014	2,815	104,465
	10,125	0	18.78	01/30/2014
	6,750	0	25.70	02/02/2015
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	4,080	0	30.82	02/23/2020
	0	3,190	40.89	02/22/2021
Gregory F. Milzcik	3,375	0	32.95	04/08/2018	2,815	104,465
	2,250	0	19.98	02/24/2019
	4,080	0	30.82	02/23/2020
	0	3,190	40.89	02/22/2021
Ernest J. Mrozek	6,650	0	28.20	07/01/2020	2,920	108,361
	0	3,190	40.89	02/22/2021
Livingston Satterthwaite	0	4,800	45.16	04/05/2021	1,250	46,388
Michael T. Tokarz	10,125	0	18.78	01/30/2014	2,815	104,465
	6,750	0	25.70	02/02/2015
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	4,080	0	30.82	02/23/2020
	0	3,190	40.89	02/22/2021

(a)	All options expire on the 10th anniversary of the grant date. Options granted prior to 2006 (with expiration dates prior to 2016) vest 100% on the second anniversary of the grant date. Options granted during and after 2006 (with expiration dates during and after 2016) vest 100% on the first anniversary of the grant date. All options vest 100% upon a change in control.

(b)	See footnote 1 to table under SECURITY OWNERSHIP for vesting provisions.

(c)	Determined based upon the closing price of the Company’s Common Stock on December 30, 2011.

Communications with the Board of Directors

Stockholders and other interested parties may contact the Board, the non-management directors as a group or any of the individual directors, including the Lead Director, by writing to Frank J. Notaro, Vice President - General Counsel and Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Inquiries sent by mail will be reviewed, sorted and summarized by Mr. Notaro before they are forwarded to any director.

SECURITY OWNERSHIP

The following table furnishes information as of February 17, 2012, except as otherwise noted, with respect to shares of the Company’s Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of February 17, 2012. Shares of Common Stock subject to options that are exercisable within 60 days of February 17, 2012, are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Nominees (other than Named Executive Officers):
Bradley J. Bell(1)	65,661	*
Ruby R. Chandy(1)	26,234	*
William M. Cook(1)	18,725	*
Frank S. Hermance(1)	56,099	*
Gregory F. Milzcik(1)	16,725	*
Ernest J. Mrozek(1)	12,760	*
Livingston L. Satterthwaite(1)	6,137	*
Michael T. Tokarz(1)	358,722	*
Named Executive Officers:
Andrew K. Silvernail(2)(3)	132,356	*
Heath A. Mitts(2)(3)	139,325	*
Kevin G. Hostetler(2)(3)	142,951	*
Frank J. Notaro(2)(3)	131,972	*
Michael J. Yates(2)(3)	102,632	*
Directors, Nominees and All Executive Officers as a Group: (14 persons)(4)	1,318,422	1.6
Other Beneficial Owners:
T. Rowe Price Associates, Inc.(5)	8,208,810	9.8
100 East Pratt Street Baltimore, Maryland 21202
BlackRock Inc.(6)	4,966,419	6.0
40 East 52nd Street New York, New York 10022

(1)

Includes 25,270, 20,208, 12,895, 50,583, 12,895, 9,840, 4,800 and 35,395 shares under exercisable options for Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Mrozek, Satterthwaite and Tokarz, respectively. Includes 675 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik and Tokarz on February 24, 2009, which vest on February 24, 2012; 1,220 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Cook, Milzcik and Tokarz on February 23, 2010, which vest on February 23, 2013; 2,000 shares of restricted stock issued to Mr. Mrozek on July 1, 2010, which vest on July 1, 2013; 920 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Cook, Milzcik, Mrozek and Tokarz on February 22, 2011, which vest on February 22, 2014; and 1,250 shares of restricted stock issued to Mr. Satterthwaite on April 5, 2011, which vest on April 5, 2014. Also includes 1,220 shares of restricted stock issued to Mr. Hermance on February 23, 2010, and 920 shares of restricted stock issued to Mr. Hermance on February 22, 2011, which vest on April 10, 2012. The restricted shares held by Mr. Bell, Ms. Chandy, and Messrs. Cook, Milzcik, Mrozek, Satterthwaite and Tokarz may vest earlier than the dates indicated above upon a change in control of the Company or failure to be re-elected to the Board. All shares of restricted stock are eligible for dividends.

(2)	Includes 66,700, 105,997, 116,790, 99,201 and 75,670 shares under exercisable options for Messrs. Silvernail, Mitts, Hostetler, Notaro and Yates, respectively.

(3)	Includes shares of restricted stock awarded by the Company as follows:

Mr. Silvernail was awarded 5,310 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 5,670 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; 4,540 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; and 43,441 shares of restricted stock under the Incentive Award Plan on August 10, 2011, which vest on August 10, 2014; provided he is employed by the Company on such vesting dates.

Mr. Mitts was awarded 3,530 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 2,920 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 17,130 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates.

Mr. Hostetler was awarded 5,310 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012. Mr. Hostetler forfeited his March 2, 2010 (5,670 shares) and February 22, 2011 (4,540 shares) restricted stock awards when he resigned as an officer on February 14, 2012.

Mr. Notaro was awarded 10,140 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 6,300 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 9,340 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates.

Mr. Yates was awarded 2,980 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 2,680 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 9,790 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates.

The restricted shares held by Messrs. Silvernail, Mitts, Hostetler, Notaro and Yates may vest earlier than the dates indicated above upon a change in control of the Company and certain other events. See “Outstanding Equity Awards at 2011 Fiscal Year End” under EXECUTIVE COMPENSATION.

All shares of restricted stock are eligible for dividends.

(4)	Includes 720,329 shares under options that are exercisable currently or will be exercisable within 60 days of February 17, 2012, and 160,531 unvested shares of restricted stock.

(5)	Based solely on information in Schedule 13G, as of December 31, 2011, filed by T. Rowe Price Associates, Inc. (Price Associates) with respect to Common Stock owned by Price Associates and certain other entities which Price Associates directly or indirectly controls or for which Price Associates is an investment advisor on a discretionary basis.

(6)	Based solely on information in Schedule 13G, as of December 31, 2011, filed by BlackRock Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain other entities which BlackRock directly or indirectly controls or for which BlackRock is an investment advisor on a discretionary basis.

EXECUTIVE COMPENSATION

Risk Assessment

At the Compensation Committee’s direction, management conducted a risk assessment of the Company’s compensation policies and practices for its executive compensation program design for 2011 and beyond. The Committee reviewed and discussed the findings of the assessment and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incent executives to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company. In the review, management considered the attributes of the Company’s policies and practices, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and longer-term performance opportunities;

•	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	Performance factors tied to key measures of short-term and long-term performance that motivate sustained performance; and

•	The Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts.

Compensation Committee Report

The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael T. Tokarz, Chairman

Bradley J. Bell

Frank S. Hermance

Gregory F. Milzcik

Compensation Discussion and Analysis

Executive Summary of Fiscal Year 2011

IDEX is a performance-driven, financially focused company that has a long track record of consistently delivering increased value to our stockholders. We delivered strong operating results for the fiscal year ended December 31, 2011.

•	Our orders increased 18 percent compared to the prior year.

•	Our sales increased 22 percent compared to the prior year.

•

Our reported diluted EPS of $2.32 was 42 cents, or 22 percent, higher than the prior year. Excluding restructuring related charges and non-cash acquisition fair value inventory charges, adjusted diluted EPS of $2.56 was 57 cents, or 29 percent, higher than the prior-year adjusted EPS.

•	Our free cash flow of $226 million (adjusted for forward starting interest rate swap settlement) represented 117% of net income.

Beyond our strong financial performance, IDEX executed well on a number of initiatives for 2011 that were established to position IDEX for long term growth and success.

•	Global Expansion. We exceeded our goals for organic growth in Brazil, China and India, and established a presence in Japan and Korea through acquisitions.

•	Business Development. We deployed more capital on acquisitions than in any year in our history, and significantly expanded our product, market, and geographic footprints.

•	Commercial and Operational Excellence. We improved our customer facing solutions and operating efficiencies.

•	Leadership Development. We successfully transitioned our CEO and other leadership positions with internal candidates.

Say on Pay

At the Company’s 2011 annual meeting of stockholders, the Company held an advisory vote on executive compensation (say-on-pay), thereby affording stockholders the opportunity to cast an advisory vote on the compensation programs for our Named Executive Officers (NEOs). The result of say-on-pay indicated stockholder approval of the compensation paid to our NEOs. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and did not change its approach. Key elements of that approach include the following:

•	Pay for performance is the foundation of our executive compensation program, with the majority of executive pay tied to Company performance;

•	We assess the market competitiveness of our programs by assessing the practices of our peer group and through review of market survey data;

•	We target median base salary, annual incentives and long-term incentives, while allowing high performers to exceed median based on their performance;

•

We reduce the risk of improper or short-sighted decisions by maintaining programs that vest over multiple years, actively engaging the Compensation Committee in executive and senior management compensation, and aligning programs with business supporting measures;

•	We incorporate “clawback” provisions into our annual and long-term incentive awards to protect the Company and its stockholders;

•	We do not enter into new agreements that include excise tax gross-up provisions;

•	We prohibit transactions in which executives may profit from short-term speculative swings in the value of the Company’s share price;

•	With the exception of the Chief Executive Officer, we do not enter into employment contracts with executive officers;

•	We maintain a consistent severance policy for our executive officers, with no payments for termination for cause;

•	We work to reduce earnings dilution by limiting participation in our equity-based programs; and

•	We target ISS-recommended share overhang and burn-rate levels.

The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Leadership Transition

In August 2011, Lawrence Kingsley resigned as President and CEO, but remained as executive Chairman through October 2, 2011, and non-executive Chairman from October 3, 2011 through December 31, 2011. Upon his resignation, all unvested equity awards were forfeited, consistent with current executive compensation programs and practices. In connection with the transition and in order to induce Mr. Kingsley to provide transition support, Mr. Kingsley continued to receive his normal salary until October 2, 2011, but forfeited his annual bonus opportunity. Additionally, he received $75,000 for his services as non-executive Chairman of the Board from October 3, 2011 through December 31, 2011, and a lump-sum cash payment of $500,000 on December 31, 2011 for transition services. Mr. Kingsley stepped down as non-executive Chairman on December 31, 2011.

Andrew Silvernail replaced Mr. Kingsley as President and CEO in August 2011, and as Chairman in January 2012. In connection with Mr. Silvernail’s appointment, we entered into an employment agreement with him which is in line with our existing executive compensation structure, and provides him with a competitive package while being mindful of current executive compensation best practices. Specifically, in entering into Mr. Silvernail’s two-year (no automatic renewal) contract, the Committee eliminated the tax gross-ups, inducement award accelerated vesting, and country club membership available to the prior CEO.

In February 2011, Dominic Romeo retired as CFO. As discussed in last year’s proxy, the Company agreed to pay Mr. Romeo a pro rata target bonus for 2011 as part of his retirement package. Otherwise Mr. Romeo received only his base salary through his retirement date in 2011.

Heath Mitts replaced Mr. Romeo as CFO in March 2011. In connection with Mr. Mitts’ promotion to CFO, Michael Yates, our Chief Accounting Officer, undertook additional responsibilities. As a result of these promotions, Messrs. Mitts’ and Yates’ base salaries and target annual incentives were increased, and they received promotion equity grants to bring their compensation in line with market for their positions. Additionally, Messrs. Notaro and Yates received retention equity grants intended to retain them given the other executive transitions. Messrs. Mitts’, Notaro’s and Yates’ promotion and retention option grants contained more restrictive vesting terms than our standard grants.

As a result of their terminations, the following discussion does not include Messrs. Kingsley’s or Romeo’s compensation, unless relevant in discussing the compensation of our current CEO, CFO or other NEOs.

Philosophy and Overview of Compensation

The Company’s executive compensation philosophy is that its compensation program should (1) align the interests of management and stockholders, (2) motivate and retain the management team, and (3) result in executives holding meaningful amounts of the Company’s Common Stock.

The Company carries out its compensation philosophy by:

•	Compensating executives at the median of the market in which the Company competes for management talent, if the Company performs at target;

•	Providing executives with additional compensation if the Company performs above target;

•	Paying executives a significant portion of their compensation in the form of long-term equity awards that vest over time; and

•	Requiring executives to hold targeted amounts of the Company’s Common Stock.

Compensation Elements

The material elements of 2011 compensation for the NEOs in the Summary Compensation Table, including Andrew K. Silvernail, who is our current CEO, and Heath A. Mitts, who is our current CFO, are outlined below:

Element	Purpose	Characteristics
Total Direct Compensation	Reward each executive for current and future performance through a combination and proportion of base salary, short- and long-term performance-based incentives and benefits.	Non-variable and variable cash, non-cash and equity-based components of compensation, targeted in the aggregate 50th percentile of market (+/-20%).
Base Salary	Provide a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities.	Targeted to the 50th percentile of market (+/-20%) and adjusted annually to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Provide performance-based cash compensation in excess of base salary.	Targeted to 50th percentile of market (+/-20%) and adjusted based on Company and individual performance.
Long-Term Incentives — Stock Options	Provide long-term compensation tied to increases in the price of the Company’s stock, and retention.	Adjusted based on Company and individual performance, priced on grant date, and vested ratably over four years.
Long-Term Incentives — Restricted Stock Awards	Provide long-term compensation tied to the value of the Company’s stock, and retention.	Adjusted based on Company and individual performance, and cliff vested in three years.
Retirement Benefits	Provide overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites targeted to the 50th percentile of market (+/-20%).

The Compensation Committee targets the following approximate mix of annual compensation for the CEO and other NEOs:

	Percent of Total Direct Compensation at Target
Executive	Base Salary	Target Annual Incentive	Target Long Term Incentives
CEO	25%	25%	50%
Other NEOs	40%	25%	35%

Maintaining a balanced perspective is a core part of the Company’s business strategy. While short-term performance is vital to the financial well-being of the Company, the long-term health of the Company requires the appropriate emphasis on new products, technologies and investments that will enable future growth and deliver long-term stockholder value. The latter requires that employees take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Company believes targeting total direct compensation to within a range of +/- 20% of 50th percentile of market competitively positions the pay of its executives. The Company believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives with the greatest ability to impact business results on managing the business for the long-term, and reinforce the link between their earnings opportunity and the long-term growth of the Company. Actual compensation may fall outside the targeted range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position.

Role of Compensation Committee and Data Used

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of each executive officer’s compensation. In the case of the CEO, the Board ratifies compensation determinations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s annual pay — target and actual — and total accumulated wealth under various performance and employment scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on Company and individual performance, and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee reviews both individual performance and the positioning of previously granted equity awards within established grant ranges.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained TowersWatson to act as an outside consultant. TowersWatson is engaged by, and reports directly to, the Compensation Committee. TowersWatson works with the Compensation Committee and management to structure the Company’s compensation programs and evaluate the competitiveness of its executive compensation levels. TowersWatson’s primary areas of assistance to the Compensation Committee are:

•	Analyzing market compensation data for all executive positions;

•	Advising on the terms of equity awards; and

•	Reviewing materials to be used in the Company’s proxy statement.

TowersWatson periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee authorized TowersWatson to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

Market Benchmarking

The Compensation Committee reviews data from various sources (discussed below) as one input in determining appropriate target compensation levels. Individual pay decisions are made on the basis of individual performance, years of experience, skill set, perceived value of the position (or the individual) to the organization, as well as the market data. The Compensation Committee believes that, to attract and retain qualified management, total direct compensation should be targeted within a range of +/- 20% of 50th percentile (Targeted Range) of market for comparable positions at comparable companies. However, cases may exist where such target pay levels fall outside this range based on the individual factors listed above. Actual pay should and does vary from target based on Company and individual performance. For 2011, pay levels for the NEOs were within the Targeted Range.

The Compensation Committee undertook a review and analysis to ensure that its 2011 executive compensation programs appropriately reflected its market for talent. The Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two main sources of market data were selected for the 2011 executive compensation analysis for the NEOs:

•

Companies that participate in the TowersWatson executive compensation data base survey (excluding energy and financial service companies) matched by job content, with data regressed based on the Company’s revenue size. Data for this group was presented on an aggregate basis. Individual company data was not reviewed, and the identities of the companies in the data base was not revealed; and

•

The peer group of companies identified below, which consists of companies that are similar to the Company in terms of their size (i.e., revenue, net income, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), research and development investment, or global presence, and have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities.

A O Smith	SPX	Waters	Watts Water Technologies
Actuant	Ametek	Barnes Group	Circor International
Colfax	Donaldson Co	Dover	Flowserve
Gardner Denver	Nordson	Pall	Pentair
PerkinElmer	Robbins & Myers	Roper Industries

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, they developed an aggregate composite, with the support of TowersWatson, of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
CEO and CFO	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Segment Leaders	40%	60%	Positions require skills and experience found in narrowly defined markets and/or a wider range of organizations than simply the peer group; balance of peer and survey data.
General Counsel	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.
Chief Accounting Officer	100%	0%	Very limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Process of Setting Compensation

The CEO’s pay package is set by the Compensation Committee during executive session based on the financial and operating performance of the Company and the Committee’s assessment of his individual performance and experience. The pay packages for the other NEOs are set by the Compensation Committee based on the recommendations of the CEO. The Compensation Committee considers the CEO’s recommendations, taking into account each NEOs individual responsibility, experience and overall performance, as well as internal comparisons of pay within the executive group. As discussed above, each of Messrs. Silvernail’s, Mitts’ and Yates’ compensation was increased to reflect their promotions and to bring them in line with the Targeted Range for their new positions.

In setting compensation, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. The Compensation Committee has been advised that cash bonus awards and stock options granted under the Incentive Award Plan should satisfy the requirements for performance-based compensation under Internal Revenue Code (IRC) Section 162(m). The Compensation Committee has been advised that restricted stock awards (which vest based on continued employment with the Company) do not qualify as performance-based compensation and, therefore, may not be tax-deductible under IRC Section 162(m).

A goal of the Compensation Committee is to comply with the requirements of IRC Section 162(m). IRC Section 162(m) limits the tax deductibility by the Company of annual compensation in excess of $1,000,000 paid to the CEO and any of the three other most highly compensated executive officers, other than the CFO. While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee considers ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. The Compensation Committee may award compensation to the executive officers that is not fully deductible if it determines the compensation is consistent with its philosophy and is in the Company’s and stockholders’ best interests.

Base Salary

Base salaries are reviewed annually and may be adjusted to reflect Company performance and individual responsibility and performance, as well as market data. Base salary is targeted to within a range of +/- 20% of the 50th percentile of the market. For 2011, base salaries were within the Targeted Range for each NEO.

Short-Term Incentives — Annual Bonus

Management Incentive Compensation Plan

All NEOs, other than Messrs. Silvernail and Hostetler, participated in the Company’s Management Incentive Compensation Plan (MICP). The MICP provides participants with the opportunity to earn annual cash bonuses. Annual cash bonuses under the MICP are targeted to within +/- 20% of the 50th percentile of the market, with higher payouts for over-performance and lower payouts for under-performance. For 2011, annual bonus amounts were within the Targeted Range for each NEO who participated in the MICP.

The amount of the annual cash bonus paid to each participant under the MICP is determined under the following formula:

Annual Bonus = Individual Target Bonus x Business Performance Factor x Personal Performance Multiplier

•

Individual Target Bonus for the year is a percentage of the participant’s base salary and is based on the participant’s position. For the NEOs eligible to receive a bonus under the MICP for 2011, the Individual Target Bonus ranged from 55% to 70% of base salary.

•

The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives, which are given a combined 65% weighting, and up to five subjectively assessed corporate qualitative objectives, which are given a combined 35% weighting.

•

A Personal Performance Multiplier ranging from 0.75 to 1.30 is assigned to each participant based on a subjective assessment of an individual’s performance against individual and business strategic and operational objectives. The Personal Performance Multipliers are recommended by the CEO to the Compensation Committee. The top 10% of all MICP participants receive a Personal Performance Multiplier ranging from 1.15 to 1.30, the bottom 5% of all MICP participants receive a Personal Performance Multiplier ranging from 0.75 to 0.90, and the middle 85% of all MICP participants receive a Personal Performance Multiplier ranging from 0.90 to 1.15. Personal Performance Multipliers above 1.30 or below 0.75 may be assigned to reflect unusually positive or negative individual performance. The Personal Performance Multiplier for each NEO who earned a bonus under the MICP in 2011 was 1.2.

For 2011, the measurable quantitative objectives within the Business Performance Factor were adjusted earnings per share (EPS) and adjusted cash flow conversion. Adjusted EPS excludes acquisition-related income and charges, CEO transition-related compensation adjustments, and restructuring charges (EPS Adjustments). Adjusted cash flow conversion (cash flow as a percent of net income) excludes the impact of the EPS Adjustments and the forward starting interest rate swap settlement charges incurred by the Company in connection with its 2011 registered debt offering. The payout of each quantitative objective is a function of the amount by which actual performance exceeds or falls short of goal, with a maximum payout of 200% of target for each objective. The MICP provides that no bonus is payable under the Plan unless the minimum threshold for adjusted EPS is met. The threshold adjusted EPS for 2011 was established to be $1.97. For 2011, the relative weightings and actual performance against the quantitative objectives are shown in the table below.

For 2011, the subjectively assessed qualitative objectives within the Business Performance Factor were: global expansion, capital management and deployment, commercial excellence, operational excellence, and organizational development. These measures were targeted to business priorities or initiatives determined by the Compensation Committee and management to address current or future business needs. These measures and goals were established at the beginning of the fiscal year. For 2011, the actual performance against the subjectively based qualitative measures is shown in the table below.

The Compensation Committee may, in its discretion, further adjust the Business Performance Factor to account for environmental conditions and adjust for factors (such as acquisition consummation and integration, and performance in a challenging economic environment) not fully reflected in the quantitative and qualitative objectives. Over the past 14 years, the Business Performance Factor for the NEOs participating in the MICP has been at or above 100% for seven years, and below 100% for seven years. For 2011, the performance against the quantitative and qualitative factors resulted in a recommended Business Performance Factor of 132.5%, as shown in the table below.

MICP Objective	Goal	Actual	Payout	MICP Weighting	Business Performance Factor
Adjusted EPS	$2.22	$2.44	142.5%	50%	71.25%
Adjusted Cash Flow Conversion	100%	110%	116.7%	15%	17.50%
Qualitative Measures	N/A	125%	125.0%	35%	43.75%

Total				100%	132.50%

Incentive Award Plan

Messrs. Silvernail’s and Hostetler’s annual incentive bonus took the form of a cash performance award under the Company’s Incentive Award Plan. Under the terms of the Incentive Award Plan, the Compensation Committee may grant selected participants the right to receive a cash payment contingent upon achieving performance goals established by the Compensation Committee. The Compensation Committee designates the participants, selects the performance criteria and period, and establishes the performance goals and awards which may be earned. Following the completion of the performance period, the Compensation Committee determines whether the performance goals have been achieved. In determining the amount earned by a participant, the Compensation Committee has the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Compensation Committee may deem relevant to the assessment of the individual or corporate performance for the period. Messrs. Silvernail and Hostetler were granted cash performance awards rather than an annual cash bonus under the MICP to permit their deduction under IRC Section 162(m). If Messrs. Silvernail and Hostetler were participants in the MICP (which permits upward adjustments based on qualitative factors instead of only downward adjustments as permitted under the Company’s Incentive Award Plan), their annual cash bonuses under the MICP would not be a deductible under IRC Section 162(m).

In 2011, the Compensation Committee granted Messrs. Kingsley, Silvernail and Hostetler cash performance awards with the maximum payment amount to all participants equal to 2% of the Company’s 2011 operating income contingent on the Company achieving an earnings per share target for 2011 of $1.90. Under the terms of the award, no bonus would be paid if the Company did not achieve EPS of $1.90. Mr. Kingsley forfeited his award when he resigned. The Compensation Committee set Messrs. Silvernail’s and Hostetler’s actual performance awards for 2011 at $767,000 and $442,649, respectively. In setting the actual awards, the Compensation Committee considered the actual performance of the Company using the metrics in the Business Performance Factor described above, its subjective assessment of Messrs. Silvernail’s and Hostetler’s individual performance, and the amount that Messrs. Silvernail and Hostetler would have earned as an annual cash bonus if they participated in the MICP on substantially the same terms as the other NEOs.

Long-Term Incentives

Long-term incentive awards are issued under the Company’s Incentive Award Plan, which provides that no stock option granted to an NEO may be fully exercisable earlier than three years after its date of grant, and time-based restricted stock awards shall become vested over a period of not less than three years from date of grant. Long-term incentive awards for the NEOs are structured to provide approximately 50% of the expected value in the form of stock options and 50% of the expected value in the form of restricted stock awards. The Compensation Committee believes that stock options and restricted stock incent management actions that drive the creation of stockholder value and promote executive stock ownership. However, stock options and restricted stock have different characteristics. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant. Restricted stock awards provide value regardless of whether the Company’s stock price appreciates, and help retain executives over the course of business and market cycles that may negatively impact the Company’s operations and stock price in the short term. Because at the time of grant option shares have a lower expected value than restricted stock awards, relatively more option shares are awarded. Stock option and restricted stock awards are approximately equally weighted for all NEOs to reflect the Compensation Committee’s belief that stock price appreciation, retention of executives and executive stock ownership are all important objectives. Stock option and restricted stock awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion). Historically, we have usually made awards on the date of the first Compensation Committee meeting of a year, or the date of the annual meeting of stockholders. However, we have not adopted specific guidelines as to the timing of such awards, but attempt to not make awards during any periods when we have non-public information which could impact our stock price.

Each NEO’s award level, other than the CEO’s, is based on the CEO’s recommendation to the Compensation Committee, which is based on his subjective assessment of the individual’s performance and, to a lesser extent, his subjective assessment of the Company’s performance. The CEO’s award level is determined by the Compensation Committee’s subjective determination of his performance and, to a lesser extent, its subjective view of the Company’s performance. The actual value delivered may vary above or below the expected value based on the performance of the Company’s stock over time, and the timing of the executive’s decision to realize such value.

As discussed above, each of Messrs. Silvernail, Mitts and Yates received additional promotional equity grants in 2011. Such grants were intended to reflect their promotions and to bring their total compensation in line with the Targeted Range. Messrs. Notaro and Yates also received additional equity grants which were intended to retain them during the executive transition.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of the Company’s Common Stock. The following stock ownership guidelines for NEOs were established by the Board of Directors in 2006.

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO	3x
Other NEOs	2x

The CEO, CFO and the other NEOs must comply with these ownership requirements within five years of date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned, and unvested restricted shares. As of December 31, 2011, the CEO, CFO and the other NEOs had met or were proceeding towards meeting the ownership guidelines within the applicable five-year period.

Hedging

All directors and officers of the Company are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning the Company’s stock, such as zero-cost collars and forward sales contracts.

Clawbacks

Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	There has been restatement of Company financials due to the material noncompliance with any financial reporting requirement;

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	The cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and

•	The pay affected by the calculation was earned or awarded within three years of the restatement.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with applicable law.

Tax Gross-Up Provisions

In February 2011, the Compensation Committee adopted a policy that the Company will not enter into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company. There is one legacy agreement which was not affected by this policy.

Employee Benefits

The NEOs participate in group health, welfare and qualified retirement programs available to all of the Company’s employees. The NEOs also participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the NEOs with the opportunity to accumulate benefits and wealth over time. For a more complete explanation of these plans, see the narrative following the 2011 Summary Compensation Table, the Pension Benefits at 2011 Fiscal Year End table, the Nonqualified Deferred Compensation at 2011 Fiscal Year End table, and the discussion under Potential Payments upon Termination or Change in Control.

Severance and Change in Control Benefits

In connection with his promotion to CEO, the Committee determined that it was necessary to enter in to an employment agreement with Mr. Silvernail that contained market severance terms. Mr. Silvernail’s new employment agreement provides the same severance that Mr. Kingsley received under his agreement. However, unlike Mr. Kingsley’s agreement, Mr. Silvernail’s agreement does not provide for any tax gross-ups.

Messrs. Mitts, Notaro and Yates are entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether such termination is in connection with a change in control. The level of each of Messrs. Mitts’, Notaro’s, and Yates’ severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place. Mr. Hostetler resigned as an officer on February 14, 2012.

2011 Summary Compensation Table

The table below summarizes the total compensation earned in 2011, 2010, and 2009 for the Company’s CEO, CFO, each of the three most highly compensated executive officers other than the CEO and CFO, and the Company’s former CEO and CFO. Mr. Silvernail’s compensation for 2010 was earned as the Company’s Vice President, Group Executive Health & Science Technologies and Global Dispensing.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation Plan(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
Andrew K. Silvernail,	2011	$538,615	$1,685,658	$192,466	$767,000		$190,945	$3,374,684
Chairman, President and Chief Executive Officer	2010	383,558	180,136	424,335	548,000		68,099	1,604,128

Heath A. Mitts,	2011	392,000	700,446	768,226	461,895		82,921	2,405,489
Vice President and Chief Financial Officer

Kevin G. Hostetler,	2011	412,346	185,641	192,466	442,649		103,849	1,336,951
Vice President, Fluid and Metering Technologies(6)	2010	383,558	180,136	424,335	417,000		70,720	1,475,748

Frank J. Notaro,	2011	352,346	381,913	416,781	395,115	68,118	102,731	1,717,003
Vice President, General Counsel and Secretary	2010	335,690	200,151	202,092	450,000	39,934	67,217	1,295,084
	2009	315,100	202,597	206,167	209,100	50,398	64,345	1,047,707
Michael J. Yates,	2011	292,923	400,313	435,954	262,350		71,677	1,463,218
Vice President, Chief Accounting Officer

Lawrence D. Kingsley,	2011	671,615	1,251,234	1,296,946		5,248	968,734	4,193,777
Former Chairman, President and Chief Executive Officer	2010	845,673	1,250,150	1,262,642	1,663,000	19,515	204,601	5,245,581
	2009	825,000	806,193	762,848	1,000,000	25,114	217,788	3,636,943

Dominic A. Romeo,	2011	79,615					70,867	150,482
Former Vice President and Chief Financial Officer	2010	445,673	350,105	353,613	567,000	19,991	318,741	2,055,123
	2009	425,000	249,350	214,430	321,600	27,388	77,781	1,315,549

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s annual report on the Form 10-K for the year ended December 31, 2011, for awards granted during the relevant year assuming no forfeitures. All shares of restricted stock are eligible for dividends. As discussed above and in the 2011 Grants of Plan-Based Awards table below, Messrs. Silvernail’s, Mitts’, Notaro’s and Yates’ 2011 restricted stock awards are inclusive of one-time promotion and retention awards of $1,500,018, $500,085, $250,247 and $250,247, respectively.

(2)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2011, for stock options granted during the relevant year assuming no forfeitures. As discussed above and in the 2011 Grants of Plan-Based Awards table below, Messrs. Mitts’, Notaro’s and Yates’ 2011 stock option awards are inclusive of one-time promotion and retention awards of $560,739, $280,370 and $280,370, respectively.

(3)	Reflects Messrs. Silvernail’s and Hostetler’s annual performance award under the Incentive Award Plan, and for the other NEOs the annual cash bonus under the MICP, in each case earned in the year reported.

(4)	Represents the aggregate increase in actuarial value under the Pension Plan and SERP (see the narrative to this table below for further details and the narrative to the Pension Benefits at 2011 Fiscal Year End table for descriptions of the Pension Plan and SERP).

(5)	Consists of the following for 2011:

Name	Year	Contribution to 401(k) Plan, Defined Contribution Plan and Accrued SERP Benefits	Automotive(a)	Aircraft(b)	Other Payments(c)	Total
Andrew K. Silvernail	2011	$105,469	$20,783	$41,396	$23,296	$190,945
Heath A. Mitts	2011	67,104	15,818	0	0	$82,921
Kevin G. Hostetler	2011	81,338	22,511	0	0	$103,849
Frank J. Notaro	2011	82,813	19,918	0	0	$102,731
Michael J. Yates	2011	54,738	16,939	0	0	$71,677
Lawrence D. Kingsley	2011	243,063	19,176	131,494	575,000	$968,734
Dominic A. Romeo	2011	67,895	2,972	0	0	$70,867

(a)	Consists of auto allowance and gas.

(b)	The Company’s methodology for calculating the value of the personal use of the Company aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses related to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.

(c)	For Mr. Silvernail, represents reimbursement of legal fees incurred in connection with the preparation of his employment agreement. For Mr. Kingsley, represents (i) $75,000 for his services as Chairman from October 3, 2011 until December 31, 2011, payable in lump sum on December 31, 2011, and (ii) $500,000 for transition support and services through December 31, 2011, payable in lump sum on December 31, 2011.

(6)	Mr. Hostetler resigned as an officer on February 14, 2012. Mr. Hostetler has agreed to provide transition services to the Company through April 8, 2012, and will continue to vest in any restricted stock and option awards that would vest through that date. All other outstanding awards were forfeited as of the date of his resignation. Mr. Hostetler will also receive lump-sum severance of $705,500 representing twelve months’ base salary and 2012 target bonus, a $250,000 lump-sum payment in return for a one year non-competition covenant, reimbursement of up to $75,000 in outplacement services, and twelve months’ continued health benefits at his expense.

Narrative to Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive an auto allowance and, except as set forth below, participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $200,000 of base salary, or an annual maximum benefit of $120,000 per year. For the NEOs other than the CEO, the supplemental program provides an annual benefit of 60% of their base salary above $200,000, with a maximum supplemental benefit of $36,000 per year. For the CEO, the supplemental program provides an annual benefit of 60% of base salary above $200,000, with a maximum supplemental benefit of $240,000 per year. The NEOs pay the premiums on all such insurance. The CEO is also offered the personal use of Company aircraft (limited to 25 hours per year).

Retirement Benefits

The Company maintains three tax-qualified retirement plans for all employees in which the CEO and other NEOs participate: the IDEX Corporation Defined Contribution Plan (Defined Contribution Plan), the IDEX Corporation Savings Plan, which is a 401(k) plan with a prescribed matching contribution (401(k) Plan), and the IDEX Corporation Retirement Plan, which is a defined benefit plan (Pension Plan). The former CEO, CFO and one NEO have accrued benefits under the Pension Plan, but none actively accrued any benefits in 2011.

Defined Contribution Plan

The Defined Contribution Plan is an ongoing tax-qualified “defined contribution” plan that provides an annual contribution based on a participant’s compensation for that year and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Annual Compensation
40 but less than 55	4.0% of Eligible Annual Compensation
55 but less than 70	4.5% of Eligible Annual Compensation
70 or more	5.0% of Eligible Annual Compensation

Under the Defined Contribution Plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law.

401(k) Plan

The 401(k) Plan is an on-going tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation.

Pension Plan

During 2005, the Company redesigned its retirement plans to eliminate the Pension Plan for employees hired after 2004. Employees who participated in the Pension Plan as of December 31, 2005 who met certain age and service requirements were given the one-time opportunity to choose:

•	To stay in the Pension Plan with the then current match in the 401(k) Plan (maximum match of 2.8% of eligible pay); or

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To begin participating in the Defined Contribution Plan as of January 1, 2006, with an enhanced match in the 401(k) Plan (maximum match of 4% of eligible pay). Employees who chose this option retain, by law, a frozen benefit in the Pension Plan as of December 31, 2005.

Mr. Notaro chose to begin participation in the Defined Contribution Plan. He has a frozen benefit under the Pension Plan as of December 31, 2005. The monthly accrued benefit for Mr. Notaro under the Pension Plan upon retirement at age 65 will not change, although the present value of such benefit will change from year to year. Messrs. Silvernail, Mitts, Hostetler and Yates never participated in the Pension Plan.

2011 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($ per Share)(3)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Andrew K. Silvernail	02/22/2011	$0	$481,958	N/A	4,540	15,760	$40.89	$378,106
	08/10/2011				43,441		34.53	1,500,018
Heath A. Mitts	02/22/2011	0	290,500	755,300	4,900	16,990	40.89	407,848
	02/22/2011				12,230	42,460	40.89	1,060,824
Kevin G. Hostetler	02/22/2011	0	290,500	N/A	4,540	15,760	40.89	378,106
Frank J. Notaro	02/22/2011	0	248,500	646,100	3,220	11,170	40.89	268,077
	02/22/2011				6,120	21,230	40.89	530,617
Michael J. Yates	02/22/2011	0	165,000	429,000	3,670	12,740	40.89	305,651
	02/22/2011				6,120	21,230	40.89	530,617
Lawrence D. Kingsley	02/22/2011	0	880,000	N/A	30,600	106,200	40.89	2,548,180

(1)	For Mr. Silvernail, target amount reflects payment level under the Incentive Award Plan at blended 70% of base salary prior to his appointment as CEO, and 100% of base salary following his appointment as CEO. For Messrs. Hostetler and Kingsley target amount reflects payment levels under the Incentive Award Plan at 70% and 100%, respectively, of 2011 base salaries. The Incentive Award Plan has no individual maximum payment amount. See Short-Term Incentives — Annual Bonus under COMPENSATION DISCUSSION AND ANALYSIS. For NEOs other than Messrs. Silvernail, Hostetler and Kingsley, amounts reflect payment levels under the MICP based upon 2011 salary levels, applicable Individual Target Bonuses, a Business Performance Factor of 0% for threshold, 100% for target and 200% for maximum, and a Personal Performance Modifier of 0.75 for threshold, 1.00 for target, and 1.30 for maximum. The amounts actually paid to the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2011 Summary Compensation Table.

(2)	The August 10, 2011, 43,441 share restricted stock award to Mr. Silvernail, and the February 22, 2011, 12,230, 6,120 and 6,120 share restricted stock awards, and 42,460, 21,230 and 21,230 share option awards, to Messrs. Mitts, Notaro and Yates, respectively, represent one-time promotion and retention awards.

(3)	Reflects closing price of the Company’s Common Stock on the grant date, which is the fair market value of the stock under the terms of the Incentive Award Plan.

Narrative to 2011 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2011 had the following characteristics:

•	All are nonqualified stock options;

•	All have an exercise price equal to the closing price of the Company’s stock on the grant date;

•	Except for promotion/retention awards to Messrs. Mitts, Notaro, and Yates which vest 50% in 2014 and 50% in 2015, all vest annually in equal amounts over a four-year period;

•	All vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of IDEX service, and the NEO’s age plus years of service equals 70); and

•	All expire 10 years after the date of grant.

Restricted stock awards to the NEOs in 2011 had the following characteristics:

•	All annual awards cliff-vest three years after the grant date;

•	All shares vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of IDEX service, and the NEO’s age plus years of service equals 70); and

•	All shares receive dividends in the same amount as paid on the Company’s Common Stock at the time such dividends are paid.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table provides information on all restricted stock and stock option awards held by the NEOs and the value of those awards as of December 31, 2011. All outstanding equity awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested(2)	Market Value of Shares of Stock that Have Not Vested(3)
Name	Exercisable(1)	Unexercisable(1)
Andrew K. Silvernail	18,380	18,380	$25.14	01/05/2019	68,905	$2,557,065
	8,720	8,720	19.98	02/24/2019
	4,737	14,210	31.77	03/02/2020
	6,318	18,955	31.77	03/02/2020
	0	15,760	40.89	02/22/2021
Heath A. Mitts	30,000	0	29.89	09/19/2015	23,580	875,054
	9,000	0	34.18	04/04/2016
	9,750	0	34.03	04/03/2017
	6,750	2,250	32.95	04/08/2018
	22,050	22,050	19.98	02/24/2019
	2,429	7,288	31.77	03/02/2020
	3,033	9,100	31.77	03/02/2020
	0	16,990	40.89	02/22/2021
	0	42,460	40.89	02/22/2021
Kevin G. Hostetler	15,000	0	28.31	09/27/2015	15,520	575,947
	9,000	0	34.18	04/04/2016
	10,500	0	34.03	04/03/2017
	15,000	0	38.40	09/25/2017
	9,390	3,130	32.95	04/08/2018
	14,360	28,720	19.98	02/24/2019
	4,737	14,210	31.77	03/02/2020
	6,318	18,955	31.77	03/02/2020
	0	15,760	40.89	02/22/2021
Frank J. Notaro	27,750	0	18.22	03/23/2014	25,780	956,696
	3,060	0	26.90	03/22/2015
	12,375	0	34.18	04/04/2016
	13,128	0	34.03	04/03/2017
	19,710	19,710	19.98	02/24/2019
	5,265	15,795	31.77	03/02/2020
	0	11,170	40.89	02/22/2021
	0	21,230	40.89	02/22/2021
Michael J. Yates	7,500	0	27.71	10/10/2015	15,450	573,350
	9,000	0	34.18	04/04/2016
	9,750	0	34.03	04/03/2017
	6,390	2,130	32.95	04/08/2018
	18,650	18,650	19.98	02/24/2019
	2,237	6,710	31.77	03/02/2020
	2,633	7,900	31.77	03/02/2020
	0	12,740	40.89	02/22/2021
	0	21,230	40.89	02/22/2021
Lawrence D. Kingsley(4)	105,060	0	34.18	03/30/2012	0	0
	112,950	0	34.03	03/30/2012
	91,668	0	32.95	03/30/2012
	32,895	0	31.77	03/30/2012

(1)	All options expire on the 10th anniversary of the grant date. Except as provided in the following sentence, all options vest 25% per year on the anniversary of the grant date, and 100% upon a change in control. The February 22, 2011 promotion and retention option awards of 42,460, 21,230 and 21,230 to Messrs. Mitts, Notaro and Yates, respectively, vest 50% on February 22, 2014 and 50% on February 22, 2015.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all NEOs. All shares vest 100% upon a change in control.

	Grant Date	Number of Shares	Market Value Per Share at Grant	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested	Vesting
Andrew K. Silvernail	01/05/2009	9,944	$25.14	9,944	$369,022	100% vest on 01/05/2012
	02/24/2009	5,310	19.98	5,310	197,054	100% vest on 02/24/2012
	03/02/2010	5,670	31.77	5,670	210,414	100% vest on 03/02/2013
	02/22/2011	4,540	40.89	4,540	168,479	100% vest on 02/22/2014
	08/10/2011	43,441	34.53	43,441	1,612,096	100% vest on 08/10/2014
Heath A. Mitts	02/24/2009	3,530	19.98	3,530	130,998	100% vest on 02/24/2012
	03/02/2010	2,920	31.77	2,920	108,361	100% vest on 03/02/2013
	02/22/2011	4,900	40.89	4,900	181,839	100% vest on 02/22/2014
	02/22/2011	12,230	40.89	12,230	453,855	100% vest on 02/22/2014
Kevin G. Hostetler	02/24/2009	5,310	19.98	5,310	197,054	100% vest on 02/24/2012
	03/02/2010	5,670	31.77	5,670	210,414	100% vest on 03/02/2013
	02/22/2011	4,540	40.89	4,540	168,479	100% vest on 02/22/2014
Frank J. Notaro	02/24/2009	10,140	19.98	10,140	376,295	100% vest on 02/24/2012
	03/02/2010	6,300	31.77	6,300	233,793	100% vest on 03/02/2013
	02/22/2011	3,220	40.89	3,220	119,494	100% vest on 02/22/2014
	02/22/2011	6,120	40.89	6,120	227,113	100% vest on 02/22/2014
Michael J. Yates	02/24/2009	2,980	19.98	2,980	110,588	100% vest on 02/24/2012
	03/02/2010	2,680	31.77	2,680	99,455	100% vest on 03/02/2013
	02/22/2011	3,670	40.89	3,670	136,194	100% vest on 02/22/2014
	02/22/2011	6,120	40.89	6,120	227,113	100% vest on 02/22/2014

(3)	Determined based upon the closing price of the Company’s Common Stock on December 30, 2011.

(4)	In connection with Mr. Kingsley’s resignation, all unexercisable awards at August 10, 2011 were forfeited pursuant to the terms of the awards.

2011 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(2)
Heath A. Mitts			14,223	$630,808
Kevin G. Hostetler	14,360	$229,631	27,468	1,165,103
Frank J. Notaro	15,000	353,822	3,398	151,041
Michael J. Yates			12,073	535,499
Lawrence D. Kingsley	373,020	5,740,761	187,295	8,306,295
Dominic A. Romeo	147,020	1,718,290

(1)	Calculated as the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price.

(2)	Calculated based upon the closing price of the Company’s Common Stock on the vesting date. For Mr. Mitts, on April 3, 2011, 2,523 shares vested at a price of $44.45 per share; and on April 8, 2011, 11,700 shares vested at a price of $44.33 per share. For Mr. Hostetler, on April 3, 2011, 2,718 shares vested at a price of $44.45 per share; on April 8, 2011, 20,750 shares vested at a price of $44.33 per share; and on September 25, 2011, 4,000 shares vested at a price of $31.11 per share. For Mr. Notaro, on April 3, 2011, 3,398 shares vested at a price of $44.45 per share. For Mr. Yates, on April 3, 2011, 2,523 shares vested at a price of $44.45 per share; and on April 8, 2011, 9,550 shares vested at a price of $44.33 per share. For Mr. Kingsley, on April 3, 2011, 29,228 shares vested at a price of $44.45 per share; and on April 8, 2011, 158,067 shares vested at a price of $44.33 per share.

Pension Benefits at 2011 Fiscal Year End

The following table provides information related to the potential pension benefits payable to each NEO determined as described in the footnotes below.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefits(2)
Andrew K. Silvernail	Pension Plan	N/A	$	N/A
	SERP
Heath A. Mitts	Pension Plan	N/A		N/A
	SERP
Kevin G. Hostetler	Pension Plan	N/A		N/A
	SERP
Frank J. Notaro	Pension Plan	7.75		183,286
	SERP	7.75		104,812
Michael J. Yates	Pension Plan	N/A		N/A
	SERP
Lawrence D. Kingsley	Pension Plan	1.33		34,722
	SERP	1.33		80,866
Dominic A. Romeo	Pension Plan	1.92		56,665
	SERP

(1)	Credited service is determined under the Pension Plan as of December 31, 2011.

(2)	The present value of accumulated benefits as of December 31, 2011 is determined using an assumed retirement age of 65 and an assumed 100% lump-sum payment. For valuing lump sums, interest and mortality assumptions are as required by the Pension Protection Act of 2009 (PPA) for funding valuations. The interest and mortality assumptions are the PPA-required three-segment interest rates (for December 31, 2011, interest rates of 1.99% for payments in the first five years, 4.47% for payments in the 6th through 20th years, and 5.26% for payments beyond 20 years), and the RP-2000 combined mortality tables as required by PPA. The discount rate used for determining present values was 4.50% for the Pension Plan and 3.40% for the SERP.

Narrative to Pension Benefits at 2011 Fiscal Year End Table

Pension Plan

The Pension Plan is an on-going tax-qualified “career average” retirement plan that provides a level of benefit based on a participant’s compensation for a year with periodic updates to average compensation over a fixed five-year period. Under the Pension Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the then current formula for each year of employment after 1995. For each year of participation through 1995, a participant earned a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year’s total compensation, and 2.0% for such compensation in excess of $16,800, for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. The normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

Supplemental Executive Retirement and Deferred Compensation Plan

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits to employees who participate or have participated in the Pension Plan, and deferred compensation benefits to certain officers and other key employees designated by the Compensation Committee (see Narrative to the Nonqualified Deferred Compensation at 2011 Fiscal Year End Table below). The supplemental executive retirement portion of the SERP provides that if the employee participates or had participated in the Pension Plan, then the employee will receive an excess benefit (SERP Benefit) under a formula equivalent to the tax-qualified Pension Plan formula. Such formula will only consider eligible compensation above the Internal Revenue Code limits and will restore any limits on the maximum amount of benefits that may be accrued under a qualified retirement plan. A SERP Benefit will only be accrued for the appropriate period of service during which the employee was an active participant in the Pension Plan. SERP Benefits are paid as an actuarially equivalent single lump-sum amount and are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the employee’s date of death, if earlier.

Nonqualified Deferred Compensation at 2011 Fiscal Year End

The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawls / Distributions	Aggregate Balance at Last Fiscal Year End(3)
Andrew K. Silvernail	$0	$87,727	$3,560	$0	$126,395
Heath A. Mitts	0	49,054	3,805	0	119,276
Kevin G. Hostetler	0	63,288	(2,035)	0	155,820
Frank J. Notaro	0	63,538	6,831	0	198,668
Michael J. Yates	0	37,089	2,525	0	80,640
Lawrence D. Kingsley	0	225,013	22,143	0	907,749
Dominic A. Romeo	0	48,620	5,739	266,057	0

(1)	None of the NEOs contributed to the Officers Deferred Compensation Plan in 2011.

(2)	Amounts are reflected in All Other Compensation column of the Summary Compensation Table

(3)	The following amounts have been previously reported as All Other Compensation in the Summary Compensation Table for prior years: Silvernail — $25,820; Hostetler — $26,674; Notaro — $110,488; and Kingsley — $569,420.

Narrative to the Nonqualified Deferred Compensation at 2011 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

The defined contribution portion of the SERP is designed to provide deferred compensation for certain officers and other key employees designated by the Compensation Committee. Under the defined contribution portion of the SERP, eligible employees may defer until a future date payment all or any portion of their annual salary or bonus. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees who are not actively accruing benefits under the Pension Plan. The contribution is based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, and is determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee also will receive an additional contribution equal to 2% of the employee’s compensation.

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate (AFR) as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time they first become eligible for the Deferred Compensation Plan. Prior to separation from service, amounts may be paid only on the occurrence of an unforeseeable emergency, within the meaning of Internal Revenue Code Section 409A. On the happening of a change of control event within the meaning of Internal Revenue Code Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or Change in Control

The Company entered into an employment agreement with Mr. Silvernail on November 1, 2011 in connection with his promotion to President and Chief Executive Officer. The employment agreement provides for an initial term of two years. If Mr. Silvernail’s employment is terminated by the Company other than for cause, he will receive continuing salary payments and health benefits for 24 months, a bonus equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed), and a payment equal to 200% of his base salary payable over 24 months commencing six months after his termination. If Mr. Silvernail’s employment is terminated because of disability, he will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). Additionally, if Mr. Silvernail should die during the term of the agreement, Mr. Silvernail’s spouse or estate will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). If his employment is terminated without cause or he terminates for certain specified reasons following a change in control, Mr. Silvernail will receive his full salary and health insurance for a period of 36 months following termination, a pro-rata portion of his bonus for the year of his termination, and a payment equal to 300% of his base salary, payable over 36 months all commencing six months after his termination.

The Company has entered into letter agreements with Messrs. Mitts and Yates providing for (a) two years of salary and target MICP bonus in the event of termination without cause within two years following a change in control, and (b) one year of salary and target MICP bonus in the event of termination without cause other than in connection with a change in control. The Company had entered into a letter agreement with Mr. Hostetler providing similar benefits, but such benefits were replaced by those provided to Mr. Hostetler in connection with his resignation as an officer on February 14, 2012.

The Company has entered into a letter agreement with Mr. Notaro providing for (a) three years of salary and bonus and two years of fringe benefits in the event he is terminated without cause within two years following a change in control, and (b) one year of salary and target MICP bonus if he is terminated without cause other than in connection with a change in control.

The following table sets forth the amount each NEO would receive as severance or as a result of accelerated vesting if his employment was terminated without cause or for good reason, in connection with or absent a change in control using the following assumptions:

•	Termination of employment on December 31, 2011.

•

Acceleration of vesting in options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $37.11 per share of the Company’s Common Stock on December 30, 2011.

•	Accelerated vesting of benefits under the Deferred Compensation Plan, paid in a lump sum.

Name	Involuntary Termination Not for Cause/Good Reason	Termination in Connection with Change in Control
Andrew K. Silvernail	$6,883,408	$8,398,338
Heath A. Mitts	705,500	2,760,640
Kevin G. Hostetler	705,500	2,669,043
Frank J. Notaro	603,500	3,553,121
Michael J. Yates	465,000	1,909,702

Messrs. Kingsley and Romeo terminated their employment in 2011, and the amounts they received upon their termination are described above under Compensation Discussion and Analysis — Leadership Transition. Mr. Hostetler resigned as an officer on February 14, 2012.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in this proxy statement.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short and long-term incentives, with total direct compensation targeted within a range of +/- 20% of 50th percentile of the market. In this way, the Company motivates and rewards both vital short term performance and long-term value creation. The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.

Because the vote is advisory, it will not be binding upon the Company. The Compensation Committee will carefully consider the outcome of the vote in determining future compensation policies and decisions.

The Board of Directors Recommends a Vote FOR the approval of the Company’s executive compensation.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2011, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (Codification of Statements of Auditing Standards, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

William M. Cook, Chairman

Ruby R. Chandy

Ernest J. Mrozek

Livingston L. Satterthwaite

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2011	2010
Audit fees(1)	$3,278,000	$3,024,000
Audit-related fees(2)	720,000	755,000
Tax fees(3)	352,000	201,000
All other fees(4)	0	0

Total	$4,350,000	$3,980,000

(1)	Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit fees.

(3)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees represent the aggregate fees billed for products and services that are not included in the Audit fees, Audit-related fees, and Tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee. For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman reports any such actions taken to the Audit Committee at a subsequent Audit Committee meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of the forms it received, or written representations from reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2011.

PROPOSAL 3 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s Board of Directors Recommends a Vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2013 ANNUAL MEETING

A stockholder desiring to submit a proposal for inclusion in the Company’s Proxy Statement for the 2013 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 8, 2012. The Company requests that all such proposals be addressed to Frank J. Notaro, Vice President - General Counsel and Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045, and mailed by certified mail, return receipt requested. In addition, the Company’s By-laws, which were amended on November 7, 2011, require that any stockholder desiring to nominate a director for election or propose other business for consideration at the 2013 Annual Meeting must provide written notice. The amendment to the By-laws expands the disclosure stockholders must provide when submitting nomination, requires updates to such disclosure prior to the meeting and moves the time frame to provide such notice. Such notice shall contain the information required by the By-laws and shall be received by the Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting. To be timely for the 2013 Annual Meeting, any such notice must be received by the Secretary, at the address above, on any date beginning on December 11, 2012, and ending on January 10, 2013.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

FRANK J. NOTARO

Vice President - General Counsel

and Secretary

March 7, 2012

Lake Forest, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Heath A. Mitts, Chief Financial Officer, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

IDEX CORPORATION 1925 W. FIELD CT, SUITE 200 LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40913-P19223                         KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

IDEX CORPORATION
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

Vote on Directors
	1.	To elect two directors for a term of three years		☐	☐	☐
Nominees:
01) WILLIAM M. COOK
02) MICHAEL T. TOKARZ

Vote on Proposals									For	Against	Abstain

2.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.								☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.								☐	☐	☐

4.	To transact such other business as may properly come before the meeting.

	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
			Yes	No
	Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 10, 2012

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Tuesday, April 10, 2012, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1905 West Field Court, Lake Forest, Illinois 60045, for the purposes listed on the reverse side.

The Board of Directors fixed the close of business on February 17, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Combined Document are available at www.proxyvote.com.

Proxy card must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

M40914-P19223

IDEX CORPORATION 1925 West Field Court, Suite 200 Lake Forest, Illinois 60045-4824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bradley J. Bell, Frank J. Notaro, and Andrew K. Silvernail, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 17, 2012, at the Annual Meeting of stockholders to be held on April 10, 2012, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1905 West Field Court, Lake Forest, Illinois 60045, or at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side